UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

(Date of earliest event reported): January 23, 2019

NUZEE, INC. (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization	000-55157 (Commission File #)	38-3849791 (IRS Employer Identification No.)

2865 Scott Street, Suite 107, Vista, California 92081 (Address of principal executive offices)

(760) 295-2408 (Registrant's telephone number, including area code)

Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐		Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐		Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐		Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐		Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company		☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

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Item 1.02 Termination of a Material Definitive Agreement.

On January 23, 2019, we terminated the Commercial Contract of Sale (the "Agreement") for the purchase of a building located in Irving, Texas that we entered on December 5, 2018.  Details of the Agreement were reported in our Current Report on Form 8-K filed on December 11, 2018.  We expect that all but $100.00 of our deposit will be returned.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 11, 2019, NuZee, Inc. (the “Company”) appointed Shanoop Kothari as the Company’s Senior Vice President and Chief Financial Officer, to be effective February 12, 2019.

Mr. Kothari, 46 joins NuZee from B. Riley FBR, where he was Senior Managing Director and Head of E&P investment banking.  Prior to that, he was CFO of Endicott Biofuels and its subsidiary, Sabine Biofuels and spent eight years at Credit Suisse in the energy investment banking group.  Mr. Kothari also held positions of increasing responsibility, including Interim CFO, at BindView Development, a global provider of IT security compliance software prior its acquisition by Symantec Corporation in 2005.  He managed the worldwide finance and accounting group at BindView, led the company’s initial public offering and subsequent equity offerings, and completed several acquisitions.   Mr. Kothari started his career in public accounting with PriceWaterhouse, where he was a Senior Auditor.

Mr. Kothari holds a BA (Honors) in Accounting from Southern Methodist University and an MBA (High Honors) from Rice University.  He is a licensed CPA / CIA and possesses Series 7 / 24 licenses.

The Company and Mr. Kothari have entered into an Employment Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated herein by this reference.  The Employment Agreement provides for an annual base salary of $150,000, increasing to $225,000 on July 1, 2019 and an annual bonus in the sole discretion of the Company, which will be capped at $75,000 for 2019.  The term of the Employment Agreement runs until December 31, 2019.  During the term of the Employment Agreement, the Company can terminate Mr. Kothari for cause, as defined in the Employment Agreement, without notice, and can terminate him without cause on 14 days’ notice.  Mr. Kothari may terminate at any time on 30 days’ notice to the Company.

Not later than April 1, 2019, the Company will grant Mr. Kothari options to purchase 600,000 shares of the Company’s common stock with an exercise price equal to the fair market value at the time of grant.  Such options, subject to Mr. Kothari’s continued employment shall vest as follows: (a) 100,000 options upon the Company’s completion of sales of $15 million of its equity securities in capital raising transactions on or before December 31, 2019; (b) 50,000 options upon the Company’s completion of sales of $2 million of its equity securities in capital raising transactions to US investors on or before December 31, 2019; (c) 50,000 options upon the Company’s completion of a strategic acquisition of a business with a purchase price of not less than $25 million; and (d) 400,000 shares shall vest upon the Company’s listing on any tier of the Nasdaq Stock Market on or before December 31, 2020.

The foregoing description of the Employment Agreement is a summary of, and does not purport to be a complete statement of, the Agreement or the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 9.01          Financial Statements and Exhibits

EXHIBIT NO.	DESCRIPTION
99.1	Press Release re Shanoop Kothari dated February 12, 2019

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Cautionary Note Regarding Forward-Looking Statements

This current report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this current report is not a guarantee of future events, and that actual events and results may differ materially from those made in or suggested by the forward-looking information contained in this current report. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. A number of important factors could cause actual events and results to differ materially from those contained in or implied by the forward-looking statements, including our ability to obtain third party financing and those risk factors set forth in our 2018 Annual Report on Form10-K. Any forward-looking information presented herein is made only as of the date of this current report, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NUZEE, INC.

Dated: February 14, 2019By:  /s/ Masateru Higashida

      Masateru Higashida, President

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